Exhibit (a)(7)

NOTICE OF MERGER

OF BLUE MERGERSUB CORP.

WITH AND INTO LONGS DRUG STORES CORPORATION

August [    ], 2008

In accordance with Section 3-106(d) of the Maryland General Corporation Law, you are hereby notified that Blue MergerSub Corp., a Maryland corporation (the “Merging Corporation”), intends to merge with and into Longs Drug Stores Corporation, a Maryland corporation (“Longs”), pursuant to the Agreement and Plan of Merger dated as of August 12, 2008 among Longs, CVS Caremark Corporation (“Parent”) and the Merging Corporation (such transaction, the “Merger”). On August 18, 2008, the Merging Corporation and Parent filed with the Securities and Exchange Commission a tender offer statement on Schedule TO (the “Tender Offer Statement”) relating to the Merging Corporation’s offer to purchase all outstanding shares of common stock, par value $0.50 per share of Longs, at $71.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase filed as Exhibit (a)(1) to the Tender Offer Statement. If the Merging Corporation becomes the owner of shares of common stock of Longs entitled to cast 90% or more of all the votes entitled to be cast on the Merger, then the Merging Corporation will consummate the Merger without further action by the other stockholders of Longs in accordance with Section 3-106 of the Maryland General Corporation Law.